Exhibit 99.1

Midas Reports Fourth Quarter, Full-Year 2011 Results

• U.S. comparable shop sales increase by 1.1 % in fourth quarter

• U.S. company-operated shops comparable sales up by 4.4% in quarter

• Full-year adjusted operating income increases by 25%

• Review of strategic alternatives progressing; related costs reduce earnings per share by $ 0.12 in quarter

ITASCA, Ill.--(BUSINESS WIRE)--March 1, 2012--Midas, Inc. (NYSE: MDS) reported a net loss of $0.4 million—or $0.03 per diluted share—for the fourth quarter ended Dec, 31, 2011, compared to a net loss of $15.7 million—or $1.14 per diluted share—for the fourth quarter of 2010.

Fourth quarter 2011 operating income was $1.4 million, compared to an operating loss of $20.4 million in the prior year.

Fourth quarter 2011 operating income was negatively affected by $2.6 million for legal and investment banking expenses related to the company’s ongoing review of strategic alternatives which began in the third quarter, and by a $0.5 million write-down of certain real estate assets resulting from property appraisals that were conducted in connection with the strategic review process. Excluding these items, operating income was $4.5 million for the quarter.

These items had a combined negative impact on net income of $0.12 per diluted share in the quarter.

Fourth quarter 2010 operating income was negatively impacted by the $25.5 million arbitration award accrued in connection with the contractual dispute with the company’s master licensee in Europe, and was favorably impacted by the $2.5 million fee recovery awarded to Midas by the arbitral tribunal. Excluding these items, fourth quarter 2010 operating income was $2.6 million.

Fiscal 2011 full-year earnings were $4.0 million—or $0.28 per diluted share—compared to a net loss of $13.4 million—or $0.97 per diluted share—the prior year. Full-year 2011 operating income of $16.7 million was negatively affected by $3.2 million in costs related to the strategic review process, $0.5 million of asset impairment charges as a result of the appraisal of the company’s real estate portfolio and $1.1 million in losses on the sale of company-operated shops to franchisees. Full-year warranty adjustments positively affected the 2011 full-year results by $1.2 million. Excluding these four items, 2011 full-year operating income was $20.3 million.

The full-year 2010 operating loss of $9.0 million was negatively affected by the $25.5 million European arbitration award and was positively impacted by a $0.3 million warranty reserve adjustment. Excluding these two items, 2010 full-year operating income was $16.2 million.

Retail sales

“The positive trends we have been seeing in retail sales continued throughout 2011, marking nine consecutive quarters of positive comparable shop sales in U.S. Midas shops,” said Alan D. Feldman, Midas’ chairman and chief executive officer.

“We continue to promote value-priced oil changes, from which Midas shops build trusting relationships with customers for our entire range of repairs and maintenance,” he said.

Overall comparable shop retail sales per selling day at U.S. Midas shops increased by 1.1 percent in the fourth quarter and by 2.3 percent for the year. Feldman said that oil changes were up slightly in the quarter, exhaust increased by 6.1 percent and suspension was up by 4.9 percent, while tires were down by 2.4 percent and brakes declined by 1.9 percent.

“The mild winter has softened some of our cold weather services, such as batteries, tires, starters and alternators,” Feldman said. “That said, our sales in the Northeast region were strong in the quarter—up by 4.5 percent.”

In Canada, fourth quarter comparable shop sales increased by 1.3 percent, with increases in oil changes of 8.1 percent, brakes of 6.2 percent and suspension of 6.1 percent. Comparable shop sales of tires in Canada were down by 5.8 percent, as a result of the milder winter.

Fourth quarter comparable shop sales at SpeeDee shops in the U.S. were up by less than one percent.

In the fourth quarter, comparable shop sales at Midas company-operated shops in the U.S. increased by 4.4 percent.

There were 78 company-operated Midas shops and six company-operated SpeeDee shops at the end of the fourth quarter, compared to a combined 107 at the end of 2010. During 2011, the company re-franchised 26 company-operated shops, closed one company-operated shop, re-opened two closed shops and acquired two shops.

Results for the Fourth Quarter, Full Year

Total sales and revenues for the quarter were $43.5 million, compared to $46.6 million in the fourth quarter of the prior. Sales for full-year 2011 were $183.6 million, down from $192.4 million in full-year 2010. This expected decline in revenues was due to having 23 fewer company-operated Midas shops compared to 2010, as a result of the company’s successful re-franchising efforts.

Midas’ franchising revenues were $12.5 million for the quarter and $54.2 million for the full year, up from $12.3 million and $53.0 million for the respective periods in 2010.

The increase in franchising revenues was primarily the result of the improved comparable shop sales in Midas shops in the U.S. and Canada. Additional franchising revenue growth came from higher franchise fees, as well as the royalties from former company-operated shops that were re-franchised in the last 12 months.

Real estate revenues were $8.3 million for the fourth quarter and $32.5 million for the year, compared to $8.0 million in the fourth quarter and $31.8 million in full-year 2010. Real estate revenues benefited from higher rents and an increase in the number of rent-producing shops.

Revenues from retail sales at company-operated shops were $14.4 million during the quarter and $67.2 million for the year, down from $17.6 million in the fourth quarter and $77.6 million for all of 2010.

The ongoing re-franchising of company-operated shops resulted in having 23 fewer company-operated Midas shops this year compared to 2010, which was offset partially by the 4.4 percent increase in comparable shop sales at U.S. company-operated Midas shops in the fourth quarter and a 4.8 percent increase for the full year.

Replacement part sales and product royalties were $6.1 million in the quarter and $21.3 million for the year, compared to $6.9 million and $22.9 million, respectively, in 2010.

Revenues from the company’s R.O. Writer software business were $1.7 million in the fourth quarter and $6.5 million for the year, up from $1.5 million in the quarter and $5.9 million for the prior year.

Selling, general and administrative (SG&A) expenses were $12.3 million during the quarter and $50.8 million for the year, compared to $10.2 million and $50.5 million for the same periods a year ago. Fourth quarter SG&A in 2010 was positively impacted by a $2.5 million reimbursement in arbitration-related legal fees from the company’s master licensee in Europe.

Interest expense was $2.1 million for the quarter and $8.2 million for the year, compared to $2.0 million and $9.3 million, respectively, in 2010.

The company’s bank debt was $72.6 million at the end of the fourth quarter, compared to $75.8 million at the end of the third quarter of 2011 and $62.7 million at the end of 2010. The increase from last year is the result of paying the $22.4 million net settlement in the European arbitration in April 2011.

Midas recorded an income tax benefit of $0.3 million during the fourth quarter and an income tax expense of $3.4 million for the year. The company does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $81.6 million.

SpeeDee Co-Brand Update

During the quarter, the company continued to co-brand Midas and SpeeDee shops, a strategy that is expected to grow revenues and profitability across the network. Eleven additional shops were co-branded in the fourth quarter bringing the total to 75.

Of the 75 co-branded shops, 56 were Midas shops and 19 were SpeeDee shops. Thirty-four of the Midas shops are company-operated locations and 22 are operated by Midas franchisees. Franchisee interest in co-branding continues to expand, with the co-branded shops operated by Midas franchisees reporting a 12 percent increase in comparable shop sales in the fourth quarter.

The company expects to co-brand an additional 100 shops in 2012.

Growth Opportunities and Strategic Review

“We continue to execute on our growth strategy of building retail sales at existing shops through value-priced oil changes and by co-branding, of transitioning under-performing shops and available closed shops through re-franchising and through improving profitability at company-operated shops,” Feldman said. “We are optimistic that the positive trends in retail sales will continue in 2012, while remaining aware of the potential negative effect of higher fuel prices on driving patterns and consumer spending.”

He said that Midas expects 2012 operating income, excluding the impact of gains or losses on the sale of assets and strategic review expenses of between $22.0 million and $24.0 million.

Feldman said that the review of strategic alternatives is progressing and that the company will provide additional comments on the process when the board of directors has approved a specific course of action.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,250 franchised, licensed and company-owned Midas shops 14 countries, including nearly 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 161 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2010 annual report on Form 10-K and subsequent filings

MIDAS, INC.
CONDENSED STATEMENTS OF INCOME (Unaudited)
(In millions, except for earnings per share)

	For the quarter		For the twelve months
	ended fiscal December		ended fiscal December
	2011 (13 weeks)	2010 (13 weeks)	2011 (52 weeks)	2010 (52 weeks)

Sales and revenues:
Franchise royalties and license fees	$12.5	$12.3	$54.2	$53.0
Real estate revenues from franchised shops	8.3	8.0	32.5	31.8
Company-operated shop retail sales	14.4	17.6	67.2	77.6
Replacement part sales and product royalties	6.1	6.9	21.3	22.9
Warranty fee revenue	0.5	0.3	1.9	1.2
Software sales and maintenance revenue	1.7	1.5	6.5	5.9
Total sales and revenues	43.5	46.6	183.6	192.4
Operating costs and expenses:
Franchised shops – occupancy expenses	5.9	5.9	23.3	22.5
Company-operated shop parts cost of sales	4.0	5.2	17.9	22.3
Company-operated shop payroll and employee benefits	6.2	7.9	28.2	33.2
Company-operated shop occupancy and other operating expenses	4.9	6.0	21.6	25.5
Replacement part cost of sales	5.6	6.4	19.6	21.0
Warranty expense	0.1	0.0	0.7	0.9
Selling, general, and administrative expenses	12.3	10.2	50.8	50.5
European arbitration settlement	0.0	25.5	0.0	25.5
Strategic review expenses	2.6	0.0	3.2	0.0
Asset impairment	0.5	0.0	0.5	0.0
(Gain) loss on sale of assets, net	0.0	(0.1)	1.1	0.0
Total operating costs and expenses	42.1	67.0	166.9	201.4

Operating income (loss)	1.4	(20.4)	16.7	(9.0)

Interest expense	(2.1)	(2.0)	(8.2)	(9.3)
Other income (expense), net	0.0	0.0	(1.1)	0.3

Income (loss) before income taxes	(0.7)	(22.4)	7.4	(18.0)
Income tax expense (benefit)	(0.3)	(6.7)	3.4	(4.6)

Net income (loss)	$(0.4)	$(15.7)	$4.0	$(13.4)

Earnings (loss) per share:
Basic	$(0.03)	$(1.14)	$0.29	$(0.97)
Diluted	$(0.03)	$(1.14)	$0.28	$(0.97)

Average number of shares:
Shares applicable to basic earnings	13.9	13.9	13.8	13.8
Equivalent shares on outstanding stock awards	0.0	0.2	0.3	0.3
Shares applicable to diluted earnings	13.9	14.1	14.1	14.1

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	December	December
	2011	2010
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$0.2	$0.6
Receivables, net	22.4	29.5
Inventories	6.2	5.0
Deferred income taxes	8.1	18.0
Prepaid assets	4.2	4.1
Other current assets	3.0	3.0
Total current assets	44.1	60.2
Property and equipment, net	74.0	81.1
Goodwill	23.2	23.4
Other intangible assets, net	16.4	17.6
Deferred income taxes	55.3	43.9
Other assets	2.8	3.5
Total assets	$215.8	$229.7

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.8	$1.7
Current portion of accrued warranty	1.5	1.7
Current portion of deferred warranty obligation	2.4	2.0
Accounts payable	15.1	21.1
Accrued expenses	23.2	20.5
Accrued European arbitration settlement	0.0	25.5
Total current liabilities	44.0	72.5
Long-term debt	72.6	62.7
Obligations under capital leases	1.1	1.3
Finance lease obligation	27.6	29.1
Pension liability	33.7	22.5
Accrued warranty	6.5	9.1
Deferred warranty obligation	5.0	4.8
Other liabilities	4.7	6.7
Total liabilities	195.2	208.7

Temporary equity:
Non-vested restricted stock subject to redemption	4.4	3.8

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	5.7	8.9
Treasury stock, at cost (3.3 million shares and 3.5 million shares)	(66.1)	(71.8)
Retained income	101.6	97.6
Accumulated other comprehensive loss	(25.0)	(17.5)
Total shareholders’ equity	16.2	17.2
Total liabilities and shareholders’ equity	$215.8	$229.7

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016
rtroyer@midas.com